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                                                           Exhibit 99.B(m)(2)(i)

DIRECTED SERVICES, INC.
1475 Dunwoody Drive, West Chester, PA 19380


January 6, 2005


ING Investors Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258

Re: Reduction in Fee Payable under the ING Investors Trust Shareholder Service and Distribution Plan


Ladies and Gentlemen:

      Pursuant to our letter agreement dated December 31, 2004, we have waived a portion of the distribution fee payable to Directed Services, Inc. for the funds listed on AMENDED SCHEDULE A to the ING Investors Trust Shareholder Service and Distribution Plan (the "Distribution Plan") in an amount equal to 0.15% per annum on the average daily net assets attributable to Class R Shares (to be renamed Adviser Class Shares) as if the distribution fee specified in the Distribution Plan were 0.35%. By this letter, we agree to continue to waive that fee for the period January 1, 2005 through and including May 1, 2006.

      Please indicate your agreement to this reduction in fee by executing below in the place indicated.


                                                Sincerely,

                                                /s/ David Jacobson

                                                David Jacobson
                                                Chief Compliance Officer
                                                and Senior Vice President


Agreed and Accepted:
ING Investors Trust


By:   /s/ Robert S. Naka
      ------------------
      Robert S. Naka
      Senior Vice President